EXHIBIT 99.1
SOMAXON PHARMACEUTICALS
SILENOR Preclinical Program Update
February 13, 2007, 9:00 a.m., ET

Operator	Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Somaxon Pharmaceuticals SILENORTM Preclinical Program Update conference call. During today’s presentation all parties will be in a listen-only mode. If you have a question at any time during the conference, please press the star key followed by the one on your touchtone phone. If you would like to withdraw your questions, press the star key followed by the two. We do ask that if you’re on a speaker phone that you please lift up the handset before making your selection.

This conference call is being recorded today, Tuesday, February 13, 2007.

I would now like to turn the conference over to Robert Jaffe, Investor Relations for Somaxon Pharmaceuticals. Please go ahead, sir.

R. Jaffe	Thank you. Good morning, everyone, and thank you for joining us today for an update regarding the preclinical program for SILENORTM, Somaxon’s lead product candidate for the treatment of patients with insomnia.

On the call today are Ken Cohen, Somaxon’s President and Chief Executive Officer; Dr. Phil Jochelson, Senior Vice President and Chief Medical Officer; and Meg McGilley, the company’s Vice President and Chief Financial Officer.

First, some housekeeping issues before we start. Earlier this morning Somaxon issued a news release concerning the preclinical program update. If you have not received this news release, if you would like to be added to Somaxon’s fax and email lists to receive company information of if you would like to change your contact information, please contact Angie Chen at PondelWilkinson at 310-279-5972.

In addition, be advised that this conference call is being broadcast live on the internet at www.somaxon.com as well as www.opencompanyinfo.com. A playback of this call will be available and may be accessed on the internet at both websites.

Please note that certain of the information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

These forward-looking statements are qualified by the cautionary statements contained in today’s press release, Somaxon’s other press releases and Somaxon’s SEC filings, including the annual report on Form 10-K and quarterly reports on Form 10-Q.

The content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast, February 13, 2007. Somaxon undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

With that said, it’s my pleasure to turn the call over to Somaxon’s President and CEO, Ken Cohen. Ken?

K. Cohen	Thanks, Robert. Good morning, everybody. We appreciate you joining us today on such short notice to discuss this latest correspondence we’ve received from the FDA relating to the preclinical program for SILENORTM, our lead product candidate for the treatment of patients with insomnia.

In summary, we think this FDA communication relating to our preclinical program is really good news. We believe that it means we can file our NDA without carcinogenicity data and that two year carcinogenicity studies are unlikely to be needed for approval.

As a result, we can confirm that we expect to submit our new drug application for SILENORTM to the FDA in the third quarter of this year, 2007.

As we’ve previously disclosed, in connection with the planned pre-NDA meeting for SILENORTM in May of ‘06, the FDA requested that we conduct preclinical work regarding SILENORTM. We then initiated a preclinical program consisting of standard genotoxicity, reproductive toxicology and carcinogenicity studies.

The FDA indicated that the data from the genotoxicity studies and reproductive toxicology studies should be included in the original NDA for SILENORTM. The agency also indicated that depending on the outcome of the genotox studies, it might be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment.

We completed the genotoxicity studies and in our assessment of the results, did not observe a signal indicative of genotoxicity in any of the assays. We submitted the data from those genotox studies to the FDA and based on our assessment, requested that the agency clarify the required timing of submission of the data from the requested carcinogenicity studies. Today’s announcement reflects the FDA’s response to Somaxon’s request.

In this FDA response the agency agreed with our assessment that SILENORTM does not appear to have genotoxic potential. The FDA indicated that unless other preclinical data raise a concern, a complete assessment of the carcinogenic potential of SILENORTM may not be needed prior to NDA approval.

The FDA also indicated that it may accept the results of a shorter term carcinogenicity study for approval of the NDA while allowing the standard two year carcinogenicity study to be completed as a Phase 4 commitment.

While we intend to discuss the subject of a shorter term carcinogenicity study with the FDA, we believe such a study, if it’s done, can be completed by the first half of 2008.

We are currently conducting the reproductive toxicology studies of SILENORTM that the FDA requested, and we plan to complete those studies in the first half of 2007. Our NDA preparation activities continue as planned and we look forward to submitting it to the agency in the third quarter of 2007.

Moving from preclinical back to just a reminder on the clinical side of things. We have previously announced positive results from all four of our Phase 3 clinical trials as well as two Phase 2 clinical trials evaluating SILENORTM for the treatment of insomnia. We believe that these clinical trial results represent evidence of an attractive product profile for SILENORTM in the treatment of patients with insomnia, if it’s approved by the FDA.

We believe that our SILENORTM clinical program has resulted in significant interest in the product. We are in discussions with a number of other pharmaceutical companies who have the capability to commercialize SILENORTM.

With that and for the available time our team, Phil Jochelson is here, Meg McGilley is here, would be happy to address any questions you may have. Operator?

Operator	Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question, please press the star key followed by the one on your touchtone phone. If you would like to decline, press the star key followed by the two. We do ask that if you’re on a speakerphone that you please lift up the handset before making your selection. One moment please for the first question.

Our first question comes from Corey Davis with Natexis. Please go ahead.

C. Davis	Thanks very much. Just a couple questions. First, Ken, what is an abbreviated carcinogenicity program? Is that a whole separate study or is it just simply taking the one that you’ve got now and taking a look at the data at six months or a year or something like that?

P. Jochelson	Corey, this is Philip. I’ll take that question. I don’t think we’ve made any decisions about what we’re going to do regarding the design of that study and the duration of that study, and that’s something that we’re going to be evaluating. We just recently got this communication from the FDA and we haven’t had a chance ourselves to decide on a path forward exactly what the design of that study would be.

There are examples of that, such as the transgenic model, it would be an approximately 6 month duration of dosing within that study, so there’s an example of an abbreviated program that has been used in the past. But I don’t think we’re making any commitments today with regard to what we plan to do and we’re in the process of evaluating that.

C. Davis	Okay. And can you just remind us of the exact timelines of the ongoing study? I can’t remember exactly when you started it and it’s my recollection it would take three years to run from whenever you started to the exact end of the study.

K. Cohen	A two year carcinogenicity study is really in total about a three to a three and a half year undertaking. There’s dose ranging work up front. You have to submit a protocol then to a special committee of the FDA. They have a statutory requirement to respond to that in 45 days and then you do the two year bioassay and then at the back end there’s some analytical work.

We think that the two year carc data is something we would have around the end of 2009. So today’s news is good because we now think it’s unlikely we would need that for approval. Whether we need anything at all for approval is the sort of thing that we would anticipate being able to finish by the first half of 2008. So we think today really does help to greatly reduce the timing uncertainty in our favor.

C. Davis	And just thinking through the different scenarios now, a worst case scenario would be you could get an approvable letter say 10 months after the NDA and then just have to wait for completion of that study to submit a response, or could they push out your PDUFA date entirely and never give you that letter so you’d like to actually see the good news in 10 months?

P. Jochelson	I think we haven’t given the exact guidance on what our PDUFA date actually is. We plan to file in Q3 of this year. We know what we need for filing. We haven’t had a chance to talk to the agency about the design of the study and when the data would be reviewed relative to the submission and the PDUFA date so that would fall out thereafter. I think that’s all the guidance that we can give at this time.

K. Cohen	I would add that it’s highly speculative for us to start pointing to various things that could come up during the FDA’s review that potentially could result in questions or requests for data or things that potentially impact a PDUFA date.

I mean the reality is with any drug, with any program, whether it’s carcinogenicity or clinical or anything else, until the FDA is deeply into the review, nobody can promise you what’s going to come out of that and how long it’s going to take to completion.

C. Davis	Sure. Okay, I’ll get back in queue. Thanks, guys.

Operator	Thank you. Our next question comes from Mike Rockefeller with Morgan Stanley. Please go ahead.

M. Rockefeller	Good morning, guys.

Management	Good morning, Mike.

M. Rockefeller	It sounds like this is an important first step. Just wondering in your correspondence, was there any timeline as to when the FDA might give you certainty as to what you might need, whether it be a transgenic mouse model or the two year bioassay or nothing at all?

P. Jochelson	I think the timeline is really driven by us. We have to decide what we would need to do. I think certainly we do know that there are some FDA accepted designs that have been put into guidance. And I’m not saying we’re going to do this, but as I mentioned earlier an example of this is the transgenic model, which certainly has been accepted by FDA in the past and that is certainly one of the options that we have available.

Our goal now is to in the near future make a decision about what we would like to propose to FDA, and I think we can get some guidance back pretty quickly thereafter.

K. Cohen	Looking at the possibilities, anything shorter term is something we would envision being able to complete in the first half of ‘08. And remember, ultimately the FDA doesn’t give certainty on anything until it completes its entire review. We certainly haven’t seen anything in the data that raises any concerns on our part. We now know they concur that the genotox is clean.

M. Rockefeller	Okay, so I guess if you had your preference, is it safe to say that your number one obviously is post-approval commitment, but number two would be a transgenic mouse model rather than the two year bioassay?

K. Cohen	The transgenic mouse is the best example of something you can do shorter term that everybody is familiar with. The two year is something we still would expect to do. It’s simply a question of not needing to provide the data until after the drug is approved so it therefore doesn’t have an unfavorable impact on our timelines, is best case.

M. Rockefeller	Great. Thanks for the update, guys.

Operator	Thank you. Our next question comes from Brant Jaouen with RBC. Please go ahead.

K. Trbovich	Actually it’s Ken Trbovich. Ken, I appreciate you taking the call. I wanted to follow up on Corey’s question. I think part of the uncertainty that we’re trying to clarify is when you refer to a third quarter filing and then potentially having data from a carcinogenicity study in the first half, you could envision a scenario in which you might actually be better off delaying the filing of the NDA let’s say by a month, as opposed to getting data within 90 days of the PDUFA date and therefore triggering an automatic extension or a 90 day extension on the PDUFA date.

I think that’s the line of questioning that Corey was looking out to. I’m not certain. Maybe the answer is that no one knows until you know for certain what the FDA’s going to accept in terms of a shorter term study.

K. Cohen	I think you just said it well, Ken, that nobody knows for certain until you get through all this. But again, what company can possibly start to narrow things down to 90 day periods of time? We haven’t yet filed the NDA. We’re talking about a third quarter filing.

We are aware that there’s always trade offs. Most of us tend to work on the bias that the sooner you file and start your review, the better off you are because this is only one of many things that potentially the FDA could raise during the review which may or may not have an impact on the ultimate time of that review and when your drug or if your drug, if and when it gets approved.

I think to start to cut ... to try and call everything this close and start to speculate on is this the only thing that they could possibly raise in a review that might potentially impact a PDUFA date is just too speculative.

I think the really important message today is from the communication we’ve gotten, we’ve concluded that it is unlikely that they need two year data before they can approve this drug. And at the end of the day whether that ultimately translates into August or September or October or December of 2008 or January of 2009, I don’t think anybody can call it that close, but more important, if we have now got this down to a matter of a few months rather than a couple of years, we’ve accomplished what we’ve set out to accomplish here.

K. Trbovich	Sure, that’s fair and I appreciate the clarification. I understand there’s a lot yet to be done.

I guess the other point perhaps that I’m curious about is to what extent ... I know obviously we are all on the capital markets side very focused on the timelines. Can you give us a sense for how these potential partners are thinking about this? Is the fact that the agency has provided clarification on the issue in terms of not needing a two year tox study at the time of submission or even sort of time of approval, is that something that they view as a significant hurdle that you’ve overcome and therefore you’ve eliminated some risk perhaps that they weren’t necessarily willing to take or is this still just a process of where the partners are in their own portfolios as opposed to where you are in your development of this drug?

K. Cohen	I think that’s a good observation. You’ve heard us say before that potential partners have not been as hung up on this issue as many investors in Wall Street have been hung up on it. That said, clearly being able to deliver a piece of news that (A) now takes away the excuse of let’s wait to see what the FDA says and (B) significantly improves the prospects on potentially when this drug can be approved, it’s clearly a good thing that we think is going to have a favorable impact on those partnering discussions. It’s just one more piece of information that we think hopefully strengthens our hand in what we believe is shaping up as potentially an attractive and competitive process to ultimately see who wins the opportunity to market this drug.

K. Trbovich	Thank you.

Operator	Thank you. Our next question comes from Ian Sanderson with Cowen & Company. Please go ahead.

I. Sanderson	Good morning, Ken, and thanks for taking the question here. Just to clarify, besides the abbreviated carcinogenicity trial data, what other approval requirements do you anticipate completing in the first half of ‘08, if anything?

And secondly, in your partnering discussions thus far, can you characterize the general attitude or expectation of the market impact from the launch of Ambien generics in April?

K. Cohen	Do you want to take the first one, Phil?

P. Jochelson	Our goal, we’re focused this year on filing the NDA in the third quarter and from our perspective we’ll have done everything that we think we need to do to facilitate that filing. I think the goal then is to obviously get the acceptance for filing which usually occurs about 60 days after that, in which case we’ll get into the review and then get some feedback from the agency as to where things are at.

But I don’t think other than this discussion that we’ve had earlier today about some short term carcinogenicity studies, there’s no formal plans to do anything until we get some feedback from the agency.

I. Sanderson	Okay, thanks.

K. Cohen	And then your second question was about how potential marketing partners view Ambien going generic. That is scheduled, as you all know, to happen in just a couple of months. Clearly it will have significant impact on Ambien and probably some impact on their rate of conversion to Ambien CR.

Opinions are mixed as to the extent to which that might affect Lunesta. We know for example only recently have we started to see some impact of generic Zocor on Lipitor, yet in CNS categories like the SSRIs, generic Prozac, Paxil and Zoloft have had little if any impact on the newer drugs like Effexor and Selexa.

So we think other than Ambien and potentially some other impact on GABA acting drugs, we think we have an opportunity with this drug to be really in a different position, in a different class, being non-scheduled working via H1 rather than GABA.

And remember as well that all of these primary care companies are accustomed to dealing in markets where one or more formerly market leading drugs have gone generic. The power of branding and real product differentiation in your promotion really presents a significant opportunity with or without generic competition to do very well with a drug like this.

I. Sanderson	Okay, thank you. I also wanted to try to get at, and I think the general perception of this market is that it does require a pretty hefty consumer promotion program to continue to grow the market, and are potential partners worried that Sanofi-Aventis stepping out creates an additional burden on newer entrants.

K. Cohen	There are some companies who look at this market and say boy we’re not sure big league primary care for something like this is where we want to be. But I think we’ve certainly found a good, healthy list of companies who (A) believe this market is going to grow a lot to accommodate multiple entrants and (B) some of them do, but some of them don’t believe that heavyweight DTC is necessarily an essential component.

You can all think of examples and we’re not going to comment of course on specifically who we’re speaking with, but take a category like depression, where some players have gone very heavy on DTC. Prozac, Paxil and Zoloft all did, but then you look at somebody like Lexapro or its predecessor, Selexa. Forest has never approached it in that way and their market share certainly looks like they’ve done every bit as well with no DTC as some of the other guys have done with a lot of it.

So clearly there are categories and there’s evidence that says it can be very effective, but it isn’t necessarily the only way to do it. You look at Rozerem spending quite heavily on DTC, but they’re not getting the kind of market share which we find very reassuring that it has a lot to do with the profile of the drug and how physicians and patients ultimately perceive whether the drug delivers.

So DTC is a great tool, but not everybody is sold on it and even those who believe that a drug like this has a large consumer product aspect to it, don’t necessarily believe that heavy, expensive television advertising is the only way to capture that.

I. Sanderson	Okay. Thank you very much, very helpful.

Operator	Thank you. Our next question comes from David Amsellem with Friedman Billings Ramsey. Please go ahead.

D. Amsellem	Hi. Thanks for taking my question. Just some clarification on the toxicology studies. Is the FDA’s feedback on the data from the reproductive tox study going to be the main driver of any decision on requiring a short term carcinogenicity study?

And then just to elaborate or expand on the reproductive toxicology study, can you say when during the first half you might expect that study to be complete? Is it going to be sooner or later in that timeframe? Thanks.

K. Cohen	The specific guidance we’ve given on the repro tox is only that we expect to have it done by midyear in time to support our third quarter NDA filing. We had not been planning any sort of announcement on results. That’s not the sort of study that comes out positive or negative on a primary endpoint in the sense that a clinical study does.

As to the relevance, if any, of those to the carcinogenicity decision, I’m going to let Phil answer that.

P. Jochelson	Clearly the studies are not primarily designed to look at that, but certainly will be supportive information that ultimately is going to be up to the agency to decide what the relevance of that is to addressing the short term carc requirement.

But clearly that’s not the primary outcome of the design of those studies, to look at carcinogenic potential.

All of our preclinical data is supportive and basically I think what FDA is saying is as long as your preclinical program continues to come out consistent with the findings of the genotox studies, the deferral of the two year carc studies to a post-approval commitment is acceptable.

D. Amsellem	Okay, that’s helpful. Thanks.

Operator	Thank you. Our next question comes from Ilan Zipkin with Prospect Ventures. Please go ahead.

I. Zipkin	Hi, guys. Thanks for taking my call and congratulations on getting clarity around the approvability timeline here.

I just wanted to understand one thing in a little more detail and maybe this is a point of semantics, but I’m wondering whether you got affirmative guidance from the FDA in this correspondence that a shorter term carcinogenicity study will be necessary for the NDA review and approval or was it simply that they said that should the preclinical work maintain consistency with the genotox data, that a two year carc study is not required for approval?

P. Jochelson	I think once again we all know that the FDA never writes in a definitive kind of way that says this is exactly the black and the white of it. What they have indicated is that assuming the data continues to be clean, that the standard two year carcinogenicity study assessments may be deferred to a Phase 4 commitment.

They basically ... our interpretation of that is if you start generating data that would indicate some toxicity, they have the ability of course to change their mind. But we feel that with the data that we will be submitting to them, that we’ll be in a good position that would allow us a deferral on that.

Clearly I think the genotox data and their consistency with our assessment in that regard is a big step to getting us to that next step to satisfy their needs. But FDA will never say to you, you never have to do a carcinogenicity study or you definitely can do it. They just indicated to us that they are definitely open to that suggestion, as long as we continue to generate favorable data in the shorter term assessments.

K. Cohen	I would add that raising the subject of a shorter term study such as a transgenic model was not an explicit requirement. It was one of those “for examples” that they put out there as how this could play out if things were to evolve such that they wanted something prior to approval. So that’s going to be a subject of further discussion.

As Phil said, FDA correspondence is really a great illustration of how not to commit yourself before you have to on “wills” and “won’ts” and “is’s” and “cans.” They tend to be filled with “mays” and “mights” and “for examples.” That’s the nature of how the agency works.

Again ultimately we think the important message today is that it’s unlikely that they would need the two year data to approve this drug and should they need something earlier or should we decide to do something earlier, that’s something that we believe could be completed by the first half of 2008.

We think our bottom line message today is that we’ve had improvement in our prospective timelines here, but of course we can’t ultimately guarantee if and when this is going to be approved.

I. Zipkin	Okay, thanks very much. I think that’s helpful. And just so I can be clear about it. What I’m hearing is that one possible outcome is that you would decide not to do any shorter term carcinogenicity studies because that’s not something that the FDA has explicitly asked for here, but simply provide them with the genotoxicity data which you have, the reproductive toxicology which you’re doing, and then post-approval, the two year carcinogenicity?

K. Cohen	That’s a possibility, yes. We just haven’t ... we wanted to respond and provide some guidance to our investors as quickly as we could, but the process of conferring with our experts and circling back perhaps with the FDA to keep talking about this, it’s something that’s always ongoing. But today we think it’s a very key step and positive news along the way through development and toward market.

I. Zipkin	I completely agree. Thank you very much.

Operator	Thank you. Our next question is a follow up from Corey Davis. Please go ahead.

C. Davis	Thanks. I think you said Meg was there as well. Can you just remind us where your cash position is and it’s certainly public that you filed a shelf back in December, and how much do you worry that the longer it takes to sign a partner, the worse off your bargaining position is as cash goes down or isn’t that really a factor?

M. McGilley	Thanks, Corey. The guidance I’ve given on cash to date is that our current cash balance takes us into 2008. Our last reported number was September of ‘06 which is $67 million so our December numbers we haven’t announced those yet. That’ll come in March.

I think we’re in a good cash position to get through these partnering discussions in a healthy way. Certainly if they become a protracted process and it takes well into the latter part of the year, then cash becomes a different issue, but given where we are today, things are looking positive.

Certainly as you mentioned, we have an effective shelf on file. We’re constantly looking at market conditions and considering our options around financing, and we could always choose if we feel it strategically important to go ahead and do a secondary offering.

We’re constantly evaluating that and deciding what’s in the best interest of the company and the shareholders to not put ourselves into a position to be taken advantage of in the partnering negotiations because our cash is dwindling. So we’re very aware and conscientious about watching that risk.

C. Davis	But you’ve got well over a year of cash right now?

M. McGilley	We do.

C. Davis	Great. Thanks.

Operator	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star key followed by the one at this time. As a reminder, if you’re on a speakerphone please lift the handset before making your selection.

Management, I’m showing there are no further questions. I’ll turn the conference back to you for closing comments.

K. Cohen	Thanks, everybody, for joining us today. It’s always good to get together to share some good news.

You know where to find us. Please call or check our website if there’s any further questions and we look forward to seeing all of you again soon.

Operator	Thank you. Ladies and gentlemen, that will conclude today’s teleconference. If you would like to listen to a replay of today’s conference, you may dial 303-590-3000 or 1-800-405-2236 with access code 11084297 followed by the pound sign.

We thank you again for your participation and at this time you may disconnect.